UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

U.S. WELL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 9, 2022

To the Stockholders of U.S. Well Services, Inc.:

On April 29, 2022, U.S. Well Services, Inc. (the “Company,” “USWS,” “we,” “our” or “us”) announced the resignation of Joel Broussard as the Company's President and Chief Executive Officer. While Mr. Broussard is no longer an officer of the Company, he will remain a member of the board of directors (the "Board") as Chairman.

At the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), Mr. Broussard remains a nominee for election to the Board as a Class I director for a term of three years. For more information regarding Mr. Broussard resignation, please review the accompanying supplement.

Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the virtual Annual Meeting. You can vote over the Internet at www.proxypush.com/USWS or by telephone at 1-866-870-7492, as described in the proxy materials you have received.

By order of the Board of Directors of U.S. Well Services, Inc. Erin C. Simonson Vice President and Corporate Secretary

Supplement to Definitive Proxy Statement

The following disclosure supplements the definitive proxy statement filed by the Company with the Securities and Exchange Commission on April 20, 2022. This supplemental information should be read in conjunction with the definitive proxy statement, which should be read in its entirety.

Joel Broussard resigned as President and Chief Executive Officer of the Company and Matthew Bernard resigned as Chief Administrative Officer of the Company, each resignation effective April 30, 2022 (the “Effective Date”). Neither Mr. Broussard’s resignation nor Mr. Bernard’s resignation resulted from any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Following Mr. Broussard’s resignation as President and Chief Executive Officer, he will continue to serve as a member of the Company’s Board of Directors (the “Board”) and the Board has appointed Mr. Broussard as the non-executive Chairman of the Board as of the Effective Date. David Treadwell, who served as the Chairman of the Board, transitioned to Lead Independent Director concurrent with Mr. Broussard becoming Chairman of the Board. In connection with their resignation, Mr. Broussard and Mr. Bernard each entered into a Separation and Release Agreement with the Company (together, the “Separation Agreements”). Under the Separation Agreements, (i) Messrs. Broussard and Bernard acknowledged that they were not entitled to any severance payments under the terms of their employment agreements and (ii) the Company agreed to provide Messrs. Broussard and Bernard with payment of their current base salary through the Effective Date, reimbursement of expenses in accordance with past practices and payment of accrued and unused vacation time as of the Effective Date. The Separation Agreements also include a release of any potential claims by Messrs. Broussard and Bernard, as applicable.

Pursuant to his Separation Agreement, Mr. Broussard will also receive a cash lump sum payment in the amount of $316,670, to be paid within 30 days of the Effective Date. In addition, subject to Mr. Broussard’s continued services on the Board or as a consultant on such date, Mr. Broussard will receive an additional cash lump sum payment of $316,670 on each of the six-month anniversary and the 18-month anniversary of the Effective Date. These cash payments will be accelerated in the event that Mr. Broussard is terminated or released from his service obligations on the Board or as a consultant without Cause (as defined in Mr. Broussard’s Separation Agreement) or in the event of a Change of Control (as defined in the U.S. Well Services, Inc. Amended and Restated 2018 Stock Incentive Plan), subject to Mr. Broussard’s continued service on the Board or as a consultant through the date of a consummation of a Change of Control. In the event that Mr. Broussard resigns from the Board, voluntarily ceases to provide services to the Company or is terminated or released from his service obligations on the Board or as a consultant with Cause, then Mr. Broussard will forfeit the right to receive any cash lump sum payment not yet received.

As Chairman of the Board, Mr. Broussard will be entitled to receive the annual director and chairman compensation approved by the compensation committee of the Board, which currently consists of $120,000 for each non-employee director and an additional $40,000 for the non-executive Chairman of the Board.

In addition, in connection with Mr. Broussard’s continued services as a consultant to the Company and its affiliates, on the Effective Date the Company granted 1,142,514 restricted stock units (the “RSUs”), each representing the right to receive one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on the terms set forth in an award grant notice (the “RSU Award”) and subject to the terms of the U.S. Well Services, Inc. Amended and Restated 2018 Stock Incentive Plan (the “Incentive Plan”). One-half of the RSUs vest six months from the Effective Date and the remaining one-half will vest 18 months from the Effective Date, in each case subject to Mr. Broussard’s continuous service through such vesting date and certain forfeiture and acceleration events in connection with termination of service set forth in the RSU Award. On vesting, the Company will issue Broussard a number of shares of Common Stock equal to the RSUs vesting on such vesting date. The right of Mr. Broussard to receive shares of Common Stock in settlement for the RSUs is conditioned upon the Company receiving stockholder approval of certain amendments to the Incentive Plan as may be required in order to permit the transactions contemplated by the RSU Award (“Stockholder Approval Condition”). If the Stockholder Approval Condition has not been satisfied as of a vesting date, then RSUs vesting on such date will be settled solely in cash and calculated by multiplying the number of shares of Common Stock equal to the RSUs vesting on the vesting date by the closing price of the Common Stock as of the trading day immediately preceding the vesting date.

In connection with his resignation, Mr. Bernard has entered into an independent contractor agreement with the Company under which Mr. Bernard will provide certain consulting services to the Company. In consideration for these services, the Company will pay Mr. Bernard a monthly fee of $13,417 and, if Mr. Bernard provides more than 40 hours of service in any month, he will be paid an additional hourly fee of $322 for any of those excess services. The independent contractor agreement can be terminated by either party with 30 days prior written notice of termination.

Effective on the Effective Date, Kyle O’Neill was appointed as the Company’s President and Chief Executive Officer.

Mr. O’Neill, age 43, previously served as the Company’s Chief Financial Officer since November 2018. Previously, Mr. O’Neill was a Managing Director of TCW, LLC ’s Direct Lending Group from January 2013 to December 2018. TCW acquired the Direct Lending Group from Regiment Capital in 2013, where Mr. O’Neill worked since October 2005 as an investment professional in the Special Situations Group. Prior to that, Mr. O’Neill held various positions within the investment banking firms of JPMorgan and Baxter Bold & Company from 2000. Mr. O’Neill received a BA from Michigan State University’s Eli Broad College of Business.

In connection with Mr. O’Neill’s appointment, the Company entered into a first amendment to employment agreement (the “O'Neill Employment Agreement Amendment”). The O’Neill Employment Agreement Amendment increased Mr. O’Neill’s base salary to $540,000 per annum and provided that Mr. O’Neill is eligible to participate in the Company’s Annual Incentive Plan (the “AIP”) at the discretion of the Board, with an annual target bonus under the AIP of one hundred percent of his then current base salary. The O’Neill Employment Agreement Amendment also made certain modifications to the definitions of cause and good reason included in the employment agreement and provides that Mr. O’Neill will be named to the Board following the Effective Date as soon as practicable.

Additionally, in connection with his appointment, on the Effective Date, the Company entered into a Deferred Stock Unit Award Agreement (the “O'Neill DSU Award Agreement”), under which Mr. O’Neill was granted 600,000 deferred stock units (“DSUs”) subject to the terms of the Inventive Plan. Each DSU represents the right to receive one share of Common Stock. In the event that the Company lacks sufficient shares of Common Stock reserved for issuance under the Incentive Plan to satisfy the O’Neill DSU Award Agreement, then the unsatisfied portion of the O’Neill DSU Award Agreement will be forfeited and void.

The DSUs are subject to vesting and the award recipients continued employment with the Company, and will vest 1/3 each year, beginning on the first anniversary of the Effective Date, or in full upon the occurrence of a Change of Control (as defined in the O’Neill DSU Award Agreement). If his employment is terminated as the result of certain events, such as death, disability or retirement, Mr. O’Neill will vest in 1/3 of the DSUs.

Shares of Common Stock issuable with respect to vested DSUs held by Mr. O’Neill will be issued on the earlier of the following: (i) the 60th day after his termination; (ii) upon a Change of Control (as defined in the DSU Award Agreement); or (iii) upon the fifth anniversary of the Effective Date.

Lastly, in connection with his appointment, on the Effective Date, the Company entered into a Performance Award (Pool A) Agreement (the “O'Neill Pool A Performance Award Agreement”) with Mr. O’Neill, under the Incentive Plan. Pursuant to the O’Neill Pool A Performance Award Agreement, Mr. O’Neill was granted an award (the “O'Neill Pool A Performance Award”) with a designated cash value equal to $650,000, which amount increases by 16.0%, compounding quarterly (the “O'Neill Pool A Award Value”). The O’Neill Pool A Award Value is subject to reduction if, in connection with any Change of Control (as defined in the O’Neill Pool A Performance Award Agreement), the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 (“Series A Preferred Stock”) is redeemed for less than its redemption price. No payments will be made under the O’Neill Pool A Performance Award prior to the date on which the O’Neill Pool A Performance Award becomes vested and the restricted periods lapse, and payment date occurs, as summarized below.

The O’Neill Pool A Performance Award is subject to his continued employment and vests in full (i) on the first anniversary of the Effective Date or (ii) upon a Change of Control (as defined in the O’Neill Pool A Performance Award Agreement). If the employment of Mr. O’Neill is terminated prior to the first anniversary of the Effective Date or for certain events of cause, then the entire O’Neill Pool A Performance Award held by Mr. O’Neill will be forfeited, whether or not vested in the case of a for cause termination.

The vested O’Neill Pool A Performance Award will be payable to Mr. O’Neill on the earlier of the following:

(1)
Upon a Change of Control (as defined in the O’Neill Pool A Performance Award Agreement), either:
a.
If shares of Series A Preferred Stock receive consideration in connection with such Change of Control in exchange or redemption thereof, then in the applicable merger consideration as if the participant held shares of Series A Preferred Stock immediately prior to such Change of Control with an aggregate redemption price equal to the O’Neill Pool A Award Value, or
b.
If shares of Series A Preferred Stock do not receive such consideration, then (i) in cash in a transaction in which the holders of Common Stock receive no consideration, cash or consideration other than a combination of cash and securities or (ii) in shares of Common Stock equal to the quotient of the O’Neill Pool A Award Value and the Fair

Market Value (as defined in the O’Neill Pool A Performance Award Agreement) of a share of Common Stock, upon a transaction in which the holders of Common Stock receive securities or a combination of cash and securities.
(2)
Upon the fixed payment date (as defined below) in, at the Company’s election, (i) cash or (ii) shares of Common Stock equal to the quotient of the O’Neill Pool A Award Value and the Fair Market Value (as defined in the O’Neill Pool A Performance Award Agreement) of a share of Common Stock.

The fixed payment date (the “Fixed Payment Date”) is the fifth anniversary of the Effective Date, unless the Company elects to defer the payment date, subject to the requirements set forth in the O’Neill Pool A Performance Award Agreement, for such a deferral, to a date not less than five years from, nor more than six years after, the initial Fixed Payment Date. The right of Mr. O’Neill to receive shares of Common Stock in payment of the O’Neill Pool A Performance Award is conditioned upon the Company receiving stockholder approval of certain amendments to the Incentive Plan as would be required in order to permit such issuance, without which the awards cannot be paid in shares of Common Stock and will, in such case, only be payable in cash.

Effective on the Effective Date, Josh Shapiro was appointed as the Company’s Senior Vice President and Chief Financial Officer.

Mr. Shapiro, age 36, previously served as the Company’s Vice President, Finance since March 2019. Prior to that Mr. Shapiro worked at Piper Sandler as an investment banker covering the oilfield services industry from May 2017-March 2019. Prior to Piper Sandler, Mr. Shapiro worked as an investment banker at FBR & Co. and, prior to that, at RBC Capital Markets. Mr. Shapiro received a Bachelor’s degree from Georgetown University in 2004 and an MBA from Kellogg School of Management (Northwestern University) in 2014.

In connection with Mr. Shapiro’s appointment, the Company entered into a first amendment to employment agreement (the “Shapiro Employment Agreement Amendment” and, together with the O’Neill Employment Agreement Amendment, the “Employment Agreement Amendments”). The Shapiro Employment Agreement Amendment increased Mr. Shapiro’s base salary to $400,000 per annum and provided that Mr. Shapiro is eligible to participate in the AIP at the discretion of the Board, with an annual target bonus under the AIP of eighty percent of his then current base salary. The Shapiro Employment Agreement Amendment also made certain modifications to the definitions of cause and good reason included in the employment agreement.

Additionally, in connection with his appointment, on the Effective Date, the Company entered into a Deferred Stock Unit Award Agreement (the “Shapiro DSU Award Agreement” and together with the O’Neill DSU Award Agreement, the “DSU Award Agreements”), under which Mr. Shapiro was granted 500,000 DSUs subject to the terms of the Inventive Plan. The Shapiro DSU Award Agreement contained the same terms and conditions as the O’Neill DSU Award Agreement, which are described above.

Lastly, in connection with his appointment, on the Effective Date, the Company entered into Performance Award (Pool A) Agreement (the “Shapiro Pool A Performance Award Agreement” and, together with the O’Neill Pool A Performance Award Agreement, the “Pool A Performance Award Agreements”) with Mr. Shapiro, under the Incentive Plan. Pursuant to the Shapiro Pool A Performance Award Agreement, Mr. Shapiro was granted an award (the “Shapiro Pool A Performance Award”) with a designated cash value equal to $600,000, which amount increases by 16.0%, compounding quarterly. The Shapiro Pool A Performance Award was made on the same terms and conditions as the O’Neill Pool A Performance Award, which is described above.